Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Larry Tannenbaum Chief Financial Officer (650) 940-4700
January 11, 2006
Mountain View, California
IRIDEX ANNOUNCES PRELIMINARY FOURTH QUARTER REVENUE
     IRIDEX Corporation (NASDAQ/NMS: IRIX) today released preliminary revenue results for the fourth quarter and full-year ended December 31, 2005.
     The Company is providing these preliminary results due to its scheduled presentation at the 8th Annual Needham & Company, LLC Growth Conference on Wednesday, January 11, 2006 at 4:30 p.m. Eastern Time.
     Fourth quarter revenue is expected to increase more than 12% to a record level of between $10.2 million and $10.4 million, compared with revenue of $9.1 million reported for the fourth quarter ended January 1, 2005. For the full-year ended December 31, 2005, revenue is expected to grow approximately 12% to $36.8 million to $37.0 million compared with $32.8 million for the full-year ended January 1, 2005.
     “We are pleased with our overall strong sales results which were supported by double-digit growth in both of our business segments. In 2005 we began to successfully execute our strategy of expanding our core business through new product introductions and growth of our disposable product sales. Our goal for 2006 is to again achieve double-digit revenue growth and to continue to expand our gross margin and operating income as we focus on increased operating efficiencies,” said Barry G. Caldwell, IRIDEX President and CEO.
     IRIDEX plans to issue final results for the fourth quarter and full year 2005 and conduct a conference call in February.
About IRIDEX
     IRIDEX Corporation is a leading worldwide provider of semiconductor-based laser systems for the ophthalmology and dermatology markets. IRIDEX products are sold in the United States through a direct sales force and internationally through a network of independent distributors into more than 100 countries. For further information, visit the Company’s website at www.iridex.com.

Safe Harbor Statement
     This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Act of 1934, as amended, relating to the Company’s prospects, including growth in revenue, gross margin and operating income. Actual results could differ materially from those projected in the forward-looking statements based on, among other things, the actual order and shipment rate for the Company’s ophthalmology and dermatology product lines, the rate of introduction and market acceptance of the Company’s products, the financial consequences of states not reimbursing for all of the Company’s AMD procedures, the impact of any continuing weakness and uncertainties related to general economic conditions or weakness in overall demand in the Company’s markets, especially with regard to the Company’s dermatology products which are typically used for elective procedures that can be deferred, and the Company’s ability to continue to reduce its costs and improve its operating efficiencies. Risks and uncertainties to which the Company are subject may include, but may not necessarily be limited to, the amount of orders that the Company receives and ships, dependence on international sales and the Company’s network of independent distributors, the risks associated with bringing new products to market, the results of clinical trials and competition in our markets. Please see a detailed description of these risks contained in our Quarterly Reports on Form 10-Q and Annual Report on Form 10-K for the fiscal year ended January 1, 2005 filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date and will not be updated.